Exhibit 99.1

Contact: Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Third Quarter 2007 Operating Results

Revenues of $126.9 million, up 14% from Third Quarter 2006

Adjusted EBITDA of $52.3 million, up 22% from Third Quarter 2006

Common Stock Cash Dividend Increased 40%

WAYNESBORO, VA – November 1, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its third quarter of 2007.

Operating revenues for third quarter 2007 were $126.9 million; Operating income for the quarter was $24.1 million and net income for the third quarter 2007 was $7.6 million, or $0.18 per share. Operating revenues for the first nine months of 2007 were $372.5 million; Operating income and net income for the first nine months of 2007 were $81.5 million and $28.1 million, respectively.

Highlights for the quarter include:

•	Operating revenues of $126.9 million, up 14% from third quarter 2006

•	Adjusted EBITDA of $52.3 million, up $9.3 million, or 22%, from third quarter 2006

•	Wireless adjusted EBITDA of $37.2 million, up 36% from third quarter 2006

“Our third quarter continued the positive performance trends of the first half of the year in both customer growth and financial performance,” said James S. Quarforth, the Company’s Chief Executive Officer. “Net wireless subscriber additions were again strong with postpay net additions more than three times those from third quarter 2006. Adjusted EBITDA for the first nine months of 2007 is up 20% from the first nine months of 2006. These results have generated a strong cash position and we are pleased to increase the cash dividends paid to our stockholders.”

Recent Developments

Declaration and Increase of Cash Dividend: On October 25, 2007, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.21 per share to be paid on January 10, 2008 to stockholders of record on December 20, 2007. This amount represents an increase of 40% from the previous quarterly cash dividend of $0.15 per share. Any decision to declare future dividends will be made each quarter at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements, investment opportunities, financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Quadrangle Purchase of NTELOS Common Stock: Quadrangle Capital Partners II LP, a private equity fund affiliated with Quadrangle Group LLC, agreed to acquire, subject to regulatory approvals, all of the shares of NTELOS common stock owned by Citigroup Venture Capital Equity Partners, a private equity fund managed by an affiliate of Court Square Capital Partners, and certain affiliated limited partnerships. With this acquisition, private equity funds affiliated with Quadrangle Group LLC will own approximately 27% of NTELOS’s outstanding common stock. To date, approximately 90% of these shares have been acquired by Quadrangle with the remaining shares, subject to regulatory approval, expected to transfer by year-end.

Introduction of IPTV Video Product: On September 27, 2007, the Company introduced NTELOS Video in selected neighborhoods within the Company’s Rural Local Exchange Carrier (RLEC) service areas. The product provides an alternative to cable and satellite TV, offering video entertainment services with more than 200 all-digital channels and 18 high-definition channels. It is delivered via fiber to the home which allows NTELOS to deliver video, local and long distance telephone services plus Internet access at speeds up to 20 megabits per second.

Operating Highlights

Operating revenues for third quarter 2007 were $126.9 million, a 14% increase over third quarter 2006 operating revenues of $111.2 million and 2% over operating revenues of $124.0 million in second quarter 2007. Operating revenues for the first nine months of 2007 were $372.5 million, 14% over operating revenues for the same period last year of $326.2 million.

Wireless operating revenues for third quarter of 2007 were $96.2 million compared to $81.2 million for the same period in 2006, an increase of 18%. Wireless subscribers were 396,420 at the end of third quarter 2007, an 11% increase from 357,424 at the end of third quarter 2006. This growth, combined with a 6% increase in average revenue per handset/unit, or ARPU (a non-GAAP measure), from third quarter 2006 to third quarter 2007 resulted in an 18% increase in subscriber revenues between these periods. Wholesale revenues were $24.3 million for third quarter 2007 compared to $19.3 million for the same quarter last year, an increase of 26%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, amended July 1, 2007, which totaled $24.0 million and $19.1 million for these respective periods. Wireless operating revenues for the first nine months of 2007 were $281.2 million, a $42.8 million or 18% increase over the first nine months of 2006.

Wireline operating revenues were $30.6 million for the third quarter of 2007, a 3% increase over third quarter 2006 of $29.8 million. RLEC operating revenues were $15.3 million in the third quarter of 2007 compared to $15.7 million in third quarter 2006, a decrease of 3% due to a favorable revenue adjustment in third quarter 2006 related to the safety net settlement pursuant to FCC Order 06-112 and the rate reset (decrease) on interstate access revenues effective July 1, 2007. In the Competitive Wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 9%, from $14.1 million in the third quarter of 2006 to $15.3 million in the third quarter 2007. Revenues from Competitive Wireline strategic products, including local service, broadband, integrated access, transport and Metro Ethernet, grew $1.4 million, or 13%, for third quarter 2007 compared to third quarter 2006, partially offset by the loss of dial-up internet revenues and a reduction in carrier access revenues. For the first nine months of 2007, wireline operating revenues were $90.7 million, a 4% increase over the same period last year.

Adjusted EBITDA (a non-GAAP measure) for third quarter 2007 was $52.3 million, with a margin of 41%. This amount represents an increase of 22% over third quarter 2006 adjusted EBITDA of $43.0 million. Adjusted EBITDA for the first nine months of 2007 and 2006 was $153.4 million and $128.2 million, respectively, an increase of 20%.

Wireless adjusted EBITDA was $37.2 million for the third quarter of 2007, compared to $27.4 million for third quarter 2006, an increase of 36%. The adjusted EBITDA margin for wireless increased to 38.7% for third quarter 2007 from 33.7% in third quarter 2006. Wireless adjusted EBITDA for the first nine months of 2007 was $108.1 million, a $25.0 million or 30% increase over the first nine months of 2006.

Wireline adjusted EBITDA was $16.4 million for the third quarter of 2007 compared to $16.7 million for the third quarter 2006. Wireline adjusted EBITDA margin for the third quarter 2007 was 54%. For the first nine months of 2007, wireline adjusted EBITDA was $48.7 million compared to $48.6 million for the same period last year.

Business Segment Highlights

Wireless

•

Gross customer additions for the third quarters of 2007 and 2006 were 40,788 and 42,156, respectively. Gross customer additions of higher-value, under-contract, postpay subscribers were 21,231 in the third quarter of 2007, the highest postpay sales quarter in 2007. Net subscriber additions for the first nine months of 2007 were 29,223, with 5,225 added in the third quarter. Net additions for higher-value postpay subscribers in third quarter 2007 were 94% of total net additions at 4,924, more than three times the 1,612 net postpay additions for third quarter 2006. At September 30, 2007, postpay subscribers represented 72% of total subscribers. Monthly blended subscriber churn reflected typical third quarter seasonality at 3.0% for third quarter 2007, down from 3.3% for third quarter 2006. Postpay monthly subscriber churn remained below 2.0% for the quarter at 1.9%, down from 2.4% for third quarter 2006.

•

ARPU (a non-GAAP measure) for third quarter 2007 was $56.37, 6% higher than ARPU for third quarter 2006 of $53.30. Postpay ARPU increased $2.45 from third quarter 2006 to $57.65, a 4% increase. The increase was attributable to continued growth in data services and data packages. Total data ARPU increased from $2.72 in third quarter 2006 and $4.24 in second quarter 2007 to $4.66 in third quarter 2007.

•

Cost per Gross Addition (CPGA—a non-GAAP measure), was $348 in third quarter 2007 compared to $340 in third quarter 2006. For the first nine months of 2007, CPGA averaged $347, compared to the average of the first nine months of 2006 of $358. Cash Cost per Handset/Unit (CCPU—a non-GAAP measure), was $33.72 for third quarter 2007, up from $32.25 in the same quarter last year primarily due to increased customer retention costs. Total network cell sites were 1,011 at September 30, 2007 compared to 946 at September 30, 2006, an increase of 65 or 7%.

Wireline

•

RLEC: Access lines at the end of third quarter 2007 were 44,224, compared to 45,677 at the end of third quarter 2006, a 3% decrease. This line loss is reflective of residential wireless substitution, second-line losses and PBX displacement of Centrex lines. RLEC operating revenues for third quarter 2007 were down 3%, or approximately $0.5 million from third quarter 2006, primarily as a result of the favorable safety net settlement in third quarter 2006 and the July 1, 2007 interstate access revenue rate reset. RLEC adjusted EBITDA for third quarter 2007 was $11.0 million compared to $12.0 million for third quarter 2006 reflecting the decrease in revenue and increased access expenses. RLEC adjusted EBITDA for the first nine months of 2007 was $33.4 million compared to $34.7 million for the same period in 2006.

•

Competitive Wireline: CLEC business local access lines at the end of third quarter 2007 were 48,615, a 5% increase over the end of third quarter 2006 at 46,224. Operating revenues for CLEC business local access lines were essentially flat over these periods reflecting the customer growth offset by downward pricing driven by competition. Revenue decline resulting from dial-up Internet subscriber losses was approximately $0.3 million for third quarter 2007 compared to third quarter 2006. Revenues from wireline strategic products, however, increased approximately $1.4 million, or 13%, to $11.8 million in third quarter 2007 from $10.4 million in third quarter 2006, due to customer growth. Broadband growth in the RLEC footprint continues to be especially strong, with customer penetration increasing to 35.7% at September 30, 2007 from 26.0% at September 30, 2006. Adjusted EBITDA for the Competitive Wireline segment increased 16%, to $5.4 million in the third quarter 2007 from $4.6 million in the third quarter 2006. Competitive Wireline adjusted EBITDA for the first nine months of 2007 was $15.3 million, $1.4 million or 10% over the $13.9 million for the same period in 2006.

Quarforth concluded, “Our performance during the first nine months of 2007 was marked by significant and steady growth in customers, operating revenues and adjusted EBITDA. We have again updated our guidance to reflect these performance trends.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

The Company updates its previously provided guidance for 2007 for consolidated revenues to be between $497 million and $501 million and 2007 adjusted EBITDA to be between $199 million and $203 million. Please see the Business Outlook exhibit with this press release for additional guidance detail.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain of sale of assets, advisory termination fees, other expenses, minority interests, reorganization items, non-cash compensation charges and secondary offering costs.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; expenses of being a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income (Loss) to Operating Income

•	Reconciliation of Operating Income (Loss) to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for the Year 2007

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$74,612	$44,180
Accounts receivable, net	45,358	38,396
Inventories and supplies	4,887	5,471
Other receivables and deposits	3,397	3,777
Prepaid expenses and other	7,318	6,562

	135,572	98,386

Interest rate swap	1,226	3,874
Securities and investments	466	294
Property, plant and equipment	542,493	489,811
Less accumulated depreciation	167,233	113,039

	375,260	376,772

Other Assets
Goodwill	144,074	151,976
Franchise rights	32,000	32,000
Other intangibles, net	88,727	99,379
Radio spectrum licenses in service	114,102	114,102
Radio spectrum licenses not in service	18,295	18,250
Other radio spectrum licenses	1,346	1,344
Deferred charges	4,567	4,470

	403,111	421,521

Total Assets	$915,635	$900,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,818	$13,152
Accounts payable	25,069	25,209
Dividends payable	6,307	—
Advance billings and customer deposits	17,526	16,709
Accrued payroll	10,519	10,021
Accrued interest	294	305
Deferred revenue	650	683
Income tax payable	1,182	—
Accrued operating taxes	3,898	3,584
Other accrued liabilities	3,112	3,749

	75,375	73,412

Long-Term Liabilities
Long-term debt	608,836	613,371
Other long-term liabilities	57,978	61,842

	666,814	675,213

Minority Interests	422	457
Stockholders’ Equity	173,024	151,765

Total Liabilities and Stockholders’ Equity	$915,635	$900,847

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended:		Nine months ended:
(in thousands, except for per share data)	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Operating Revenues
Wireless communications	$96,152	$81,233	$281,237	$238,396
Wireline communications	30,601	29,788	90,692	87,216
Other communications services	178	203	547	618

	126,931	111,224	372,476	326,230

Operating Expenses [1]

Cost of wireless sales (exclusive of items shown separately below)	19,374	17,748	57,092	50,511

Maintenance and support (inclusive of non-cash compensation expense of $102 and $298 for the three and nine months ended September 30, 2007, respectively, and $74 and $996 for the three and nine months ended September 30, 2006, respectively)	20,598	19,655	62,148	57,765

Customer operations (inclusive of non-cash compensation expense of $155 and $457 for the three and nine months ended September 30, 2007, respectively, and $116 and $1,310 for the three and nine months ended September 30, 2006, respectively)	27,221	25,033	79,081	73,937

Corporate operations (inclusive of non-cash compensation expense of $837 and $2,454 for the three and nine months ended September 30, 2007, respectively, and $735 and $9,999 for the three and nine months ended September 30, 2006, respectively)	8,503	6,708	24,511	28,172

Depreciation and amortization [2]	26,863	21,769	67,541	63,761

Accretion of asset retirement obligations	230	237	622	664

Termination of advisory agreements	—	—	—	12,941

	102,789	91,150	290,995	287,751

Operating Income	24,142	20,074	81,481	38,479

Other Income (Expenses)
Interest expense	(11,020)	(10,994)	(32,721)	(48,889)
(Loss) gain on interest rate swap agreement	(1,265)	(2,800)	(2,648)	143
Other income	839	542	2,340	4,260

	12,696	6,822	48,452	(6,007)

Income tax expense	5,180	3,071	20,360	7,308

	7,516	3,751	28,092	(13,315)

Minority interests in losses (earnings) of subsidiaries	35	(7)	39	(25)

Net Income (Loss)	7,551	3,744	28,131	(13,340)

Dividend distribution preference on Class B Shares	—	—	—	(30,000)

Income (Loss) applicable to common shares	$7,551	$3,744	$28,131	$(43,340)

Basic and Diluted Earnings (Loss) per Common Share:

Income (loss) per share - basic	$0.18	$0.09	$0.68	$(1.12)
Income (loss) per share - diluted	$0.18	$0.09	$0.67	$(1.12)

Average shares outstanding - basic [3]	41,630	41,109	41,428	38,581
Average shares outstanding - diluted [3]	42,361	42,109	42,117	38,581

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $1.1 million and $3.2 million for the three and nine months ended September 30, 2007, respectively, and $0.9 million and $12.3 million for the three and nine months ended September 30, 2006, respectively. Also includes $0.5 million of fees in the first quarter of 2006 paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]

Depreciation expense for the period August 1, 2007 to September 30, 2007 includes $6.3 million of accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EVDO upgrade.

[3]

Earnings (Loss) per share and average weighted shares outstanding have been adjusted for all periods in 2006 to reflect the conversion of Class A and Class L common shares to Class B common shares as of the initial public offering based on a 2.15 conversion ratio. All Class B common shares were converted to common shares by December 31, 2006.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three Months Ended:		Nine Months Ended:
	September 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007
Operating Revenues
Wireless PCS Operations	$81,233	$96,152	$238,396	$281,237
Subscriber Revenues	56,500	66,687	165,951	192,794
Wholesale/Roaming Revenues, net	19,346	24,339	56,808	71,590
Equipment Revenues	5,162	4,755	14,993	16,016
Other Revenues	225	371	644	837
Wireline Operations
RLEC	15,711	15,264	45,274	46,103
Competitive Wireline	14,077	15,337	41,942	44,589

Wireline Total	29,788	30,601	87,216	90,692

Other	203	178	618	547

	$111,224	$126,931	$326,230	$372,476

Operating Expenses

(before depreciation & amortization, accretion of asset retirement obligations, asset write-down and impairment charges, gain on sale of assets, termination of advisory agreements, non-cash compensation and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$53,831	$58,921	$155,329	$173,150
Cost of Sales - Equipment	7,013	6,504	20,999	21,415
Cost of Sales - Access & Other	10,735	12,869	29,512	35,677
Maintenance and Support	10,629	11,061	30,563	33,429
Customer Operations	21,078	22,942	61,271	66,663
Corporate Operations	4,376	5,545	12,984	15,966

Wireline Operations
RLEC	3,663	4,247	10,621	12,680
Competitive Wireline	9,461	9,972	28,045	29,334

Wireline Total	13,124	14,219	38,666	42,014

Other [1]	1,264	1,458	4,085	3,889

	$68,219	$74,598	$198,080	$219,053

Adjusted EBITDA (a non-GAAP Measure) [2]
Wireless PCS Operations	$27,402	$37,231	$83,067	$108,087

Wireline Operations
RLEC	12,048	11,017	34,653	33,423
Competitive Wireline	4,616	5,365	13,897	15,255

Wireline Total	16,664	16,382	48,550	48,678

Other [1]	(1,061)	(1,280)	(3,467)	(3,342)

	$43,005	$52,333	$128,150	$153,423

Capital Expenditures
Wireless PCS Operations	$16,762	$9,514	$45,580	$31,470

Wireline Operations
RLEC	1,847	2,236	7,295	6,741
Competitive Wireline	3,878	2,831	9,395	11,576

Wireline Total	5,725	5,067	16,690	18,317

Other	1,033	2,459	4,364	5,512

	$23,520	$17,040	$66,634	$55,299

Adjusted EBITDA less Capital Expenditures
Wireless PCS Operations	$10,640	$27,717	$37,487	$76,617

Wireline Operations
RLEC	10,201	8,781	27,358	26,682
Competitive Wireline	738	2,534	4,502	3,679

Wireline Total	10,939	11,315	31,860	30,361

Other	(2,094)	(3,739)	(7,831)	(8,854)

	$19,485	$35,293	$61,516	$98,124

[1]

Other Operations expense includes $0.5 million in first quarter 2006 of fees paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company for an annual advisory fee of $2.0 million. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income (Loss) to Operating Income

(dollars in thousands)

	Three Months Ended:		Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
Net income (loss)	$3,744	$7,551	$(13,340)	$28,131
Interest expense	10,994	11,020	48,889	32,721
(Gain) loss on interest rate swap agreement	2,800	1,265	(143)	2,648
Income taxes	3,071	5,180	7,308	20,360
Minority interest	7	(35)	25	(39)
Other income	(542)	(839)	(4,260)	(2,340)

Operating income	$20,074	$24,142	$38,479	$81,481

Wireless	$12,246	$16,957	$38,463	$60,003
Wireline	10,000	9,577	29,003	28,665
Other	(2,172)	(2,392)	(28,987)	(7,187)

Operating income	$20,074	$24,142	$38,479	$81,481

NTELOS Holding Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(dollars in thousands)

	2006					2007
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended September 30
Operating Income	$12,246	$8,470	$1,530	$(2,172)	$20,074	$16,957	$7,484	$2,093	$(2,392)	$24,142
Depreciation and amortization	14,933	3,575	3,078	183	21,769	20,065	3,528	3,258	12	26,863

Sub-total: EBITDA	27,179	12,045	4,608	(1,989)	41,843	37,022	11,012	5,351	(2,380)	51,005

Accretion of asset retirement obligations	223	3	8	3	237	209	5	14	2	230
Secondary offering costs	—	—	—	—	—	—	—	—	4	4
Non-cash compensation - A shares	—	—	—	925	925	—	—	—	1,094	1,094

Adjusted EBITDA	$27,402	$12,048	$4,616	$(1,061)	$43,005	$37,231	$11,017	$5,365	$(1,280)	$52,333

Adjusted EBITDA Margin	33.7%	76.7%	32.8%	N/M	38.7%	38.7%	72.2%	35.0%	N/M	41.2%

For The Nine Months Ended September 30
Operating Income	$38,463	$23,846	$5,157	$(28,987)	$38,479	$60,003	$22,860	$5,805	$(7,187)	$81,481
Depreciation and amortization	43,989	10,797	8,710	265	63,761	47,522	10,550	9,409	60	67,541

Sub-total: EBITDA	82,452	34,643	13,867	(28,722)	102,240	107,525	33,410	15,214	(7,127)	149,022

Accretion of asset retirement obligations	615	10	30	9	664	562	13	41	6	622
Advisory Fees	—	—	—	12,941	12,941	—	—	—	—	—
Secondary offering costs	—	—	—	—	—	—	—	—	570	570
Non-cash compensation - A shares	—	—	—	12,305	12,305	—	—	—	3,209	3,209

Adjusted EBITDA	$83,067	$34,653	$13,897	$(3,467)	$128,150	$108,087	$33,423	$15,255	$(3,342)	$153,423

Adjusted EBITDA Margin	34.8%	76.5%	33.1%	N/M	39.3%	38.4%	72.5%	34.2%	N/M	41.2%

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	9/30/2006	12/31/2006	3/31/2007	6/30/2007	9/30/2007
Wireless Subscribers	357,424	367,197	383,143	391,195	396,420
RLEC Access Lines	45,677	45,281	45,054	44,697	44,224
CLEC Access Lines [1]	46,224	46,781	47,381	48,095	48,615
RLEC Broadband Customers [2]	8,390	9,000	9,833	10,571	11,194
Total Broadband Connections [2]	16,373	17,177	18,066	18,784	19,510
Dial-Up Internet Subscribers	28,913	27,628	26,322	24,795	23,048
Long Distance Subscribers	44,263	45,237	46,531	47,929	48,260

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	9/30/2006	12/31/2006	3/31/2007	6/30/2007	9/30/2007
Total Wireless Subscribers
Beginning Subscribers	350,168	357,424	367,197	383,143	391,195
Prepay	89,368	94,771	98,846	109,689	110,506
Postpay	260,800	262,653	268,351	273,454	280,689

Gross Additions	42,156	44,591	47,579	38,937	40,788
Prepay	21,890	22,116	27,476	18,277	19,557
Postpay	20,266	22,475	20,103	20,660	21,231

Disconnections	34,900	34,818	31,633	30,885	35,563
Prepay	16,246	17,797	16,315	17,164	19,256
Postpay	18,654	17,021	15,318	13,721	16,307

Net Additions	7,256	9,773	15,946	8,052	5,225
Prepay	5,644	4,319	11,161	1,113	301
Postpay	1,612	5,454	4,785	6,939	4,924

Ending Subscribers	357,424	367,197	383,143	391,195	396,420
Prepay	94,771	98,846	109,689	110,506	110,285
Postpay	262,653	268,351	273,454	280,689	286,135

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three Months Ended:		Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
Average Subscribers (weighted monthly)	354,562	393,779	346,804	385,180

Gross Subscriber Revenues ($000)	$56,693	$66,587	$167,206	$194,097
Revenue Accruals & Deferrals	(140)	151	(1,227)	(1,168)
Eliminations & Other Adjustments	(53)	(51)	(28)	(135)

Net Subscriber Revenues ($000)	$56,500	$66,687	$165,951	$192,794

Average Monthly Revenue per Handset/Unit (ARPU) [1]	$53.30	$56.37	$53.57	$55.99

Average Monthly Revenue per Postpay Handset/Unit (ARPU) [1]	$55.20	$57.65	$54.87	$56.52

Average Monthly Data Revenue per Handset/Unit (ARPU) [1]	$2.72	$4.66	$2.65	$4.12

Average Monthly Data Revenue per Postpay Handset/Unit (ARPU) [1]	$3.17	$5.40	$3.04	$4.75

Cost of Acquisition per Gross Addition (CPGA) [2]	$340	$348	$358	$347

Monthly Cash Cost per Handset/Unit (CCPU) [3]	$32.25	$33.72	$31.20	$32.53

Strategic Network Alliance Revenues ($000)
Home Voice	$10,517	$13,053	$30,726	$37,625
Travel Voice	5,492	4,254	17,314	14,559

Total Voice	16,009	17,307	48,040	52,184

Home Data	NA	2,584	NA	NA
Travel Data	NA	2,398	NA	NA

Total Data	3,078	4,982	8,033	16,798

Revenue Minimum Adjustment	—	1,756	—	1,756

Total	$19,087	$24,045	$56,073	$70,738

Monthly Postpay Subscriber Churn	2.4%	1.9%	2.3%	1.8%

Monthly Blended Subscriber Churn	3.3%	3.0%	3.2%	2.8%

Total Cell Sites (Period Ending)	946	1,011	946	1,011

Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	568	603	568	603

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers.The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded.NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Wireless communications revenue	$81,233	$96,152	$238,396	$281,237
Less: Equipment revenue from sales to new customers	(3,846)	(2,892)	(11,386)	(10,540)
Less: Equipment revenue from sales to existing customers	(1,316)	(1,863)	(3,607)	(5,476)
Less: Wholesale revenue	(19,346)	(24,339)	(56,808)	(71,590)
Plus: Other revenues, eliminations and adjustments	(32)	(471)	611	466

Wireless gross subscriber revenue	$56,693	$66,587	$167,206	$194,097

Less: Paid in advance subscriber revenue	(13,217)	(17,899)	(38,385)	(52,781)
Less: adjustments	(95)	386	(821)	(471)

Wireless gross postpay subscriber revenue	$43,381	$49,074	$128,000	$140,845

Average subscribers	354,562	393,779	346,804	385,180

Total ARPU	$53.30	$56.37	$53.57	$55.99

Average postpay subscribers	261,940	283,746	259,220	276,889

Postpay ARPU	$55.20	$57.65	$54.87	$56.52

Wireless gross subscriber revenue	$56,693	$66,587	$167,206	$194,097
Less: Wireless voice and other feature revenue	(53,804)	(61,087)	(158,934)	(179,808)

Wireless data revenue	$2,889	$5,500	$8,272	$14,289

Average subscribers	354,562	393,779	346,804	385,180

Total Data ARPU	$2.72	$4.66	$2.65	$4.12

Wireless gross postpay subscriber revenue	$43,381	$49,074	$128,000	$140,845
Less: Wireless postpay voice and other feature revenue	(40,889)	(44,475)	(120,910)	(128,997)

Wireless postpay data revenue	$2,492	$4,599	$7,090	$11,848

Average postpay subscribers	261,940	283,746	259,220	276,889

Postpay data ARPU	$3.17	$5.40	$3.04	$4.75

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Nine Months Ended:
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)

Cost of wireless sales	$17,748	$19,374	$50,511	$57,092
Less: access, roaming, and other cost of sales	(10,735)	(12,870)	(29,512)	(35,677)

Merchandise cost of sales	$7,013	$6,504	$20,999	$21,415

Total customer operations	$25,033	$27,221	$73,937	$79,081
Less Wireline and other segment expenses	(3,955)	(4,279)	(12,665)	(12,418)
Less: Wireless customer care, billing, bad debt and other expenses	(9,877)	(12,220)	(27,946)	(33,167)

Sales and marketing	$11,201	$10,722	$33,326	$33,496

Merchandise cost of sales	$7,013	$6,504	$20,999	$21,415
Sales and marketing	11,201	10,722	33,326	33,496
Less: Merchandise sales	(3,881)	(3,016)	(11,455)	(10,746)

Total CPGA costs	$14,333	$14,210	$42,870	$44,165

Gross subscriber additions	42,156	40,788	119,784	127,304
CPGA	$340	$348	$358	$347

Cash Cost per Handset/Unit (CCPU) [3]
(dollars in thousands except for subscribers and CCPU)

Maintenance and support	$19,655	$20,598	$57,765	$62,148
Less Wireline, other segment expenses	(9,026)	(9,537)	(27,202)	(28,719)

Wireless maintenance and support	$10,629	$11,061	$30,563	$33,429

Corporate operations	$6,708	$8,503	$28,172	$24,511
Less Wireline, other segment, and corporate expenses	(2,332)	(2,958)	(15,188)	(8,545)

Wireless corporate operations	$4,376	$5,545	$12,984	$15,966

Wireless maintenance and support	$10,629	$11,061	$30,563	$33,429
Wireless corporate operations	4,376	5,545	12,984	15,966
Wireless customer care, billing, bad debt and other expenses	9,877	12,220	27,946	33,167
Wireless access, roaming, and other cost of sales	10,735	12,870	29,512	35,677
Equipment revenue from sales to existing customers	(1,316)	(1,863)	(3,607)	(5,476)

Total CCPU costs	$34,301	$39,833	$97,398	$112,763

Average subscribers	354,562	393,779	346,804	385,180

CCPU	$32.25	$33.72	$31.20	$32.53

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Business Outlook for the Year 2007 1 (as of November 1, 2007)

(Dollars in millions, except for metrics)

	Twelve Months 2007
Operating Revenues - Guidance
Wireless	$376.0	to	$379.0
Wireline	120.0	to	121.0
Other	1.0		1.0

	$497.0	to	$501.0

Reconciliation of Net Income to Adjusted EBITDA - Guidance
Net Income	$27.0	to	$32.0
Interest expense	45.0	to	44.0
Interest rate swap change in value [2]	3.5	to	3.0
Income tax expense [3]	20.0	to	23.0
Other income	(2.5)	to	(3.0)

Operating Income	93.0	to	99.0

Depreciation and amortization	100.0	to	98.0
Accretion of asset retirement obligations	1.0		1.0
Secondary offering costs	0.6		0.6
Non-cash compensation charges	4.4		4.4

Adjusted EBITDA	$199.0	to	$203.0

Wireless	$140.0	to	$142.5
Wireline	64.0	to	65.0
Other	(5.0)	to	(4.5)

Adjusted EBITDA	$199.0	to	$203.0

Capital Expenditures
Wireless	$77	to	$75
Wireline	24	to	23
Other	7		7

Total Capital Expenditures	$108	to	$105

Wireless Metrics
Net subscriber additions	Approximately 38,000
Blended ARPU	Approximately $55.75
Postpay Churn	Approximately 1.8%
Blended Churn	Approximately 2.9%
Cost per Gross Acquisition (CPGA)	$355	to	$365
Cash Cost per Handset/Unit (CCPU)	Approximately $33

Wireline Metrics
RLEC Line Loss	3%	to	4%
Competitive Wireline revenue growth	5%	to	7%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

[2]

The deferred asset for interest rate swap amounted to $3.9 million and $1.2 million at December 31, 2006 and September 30, 2007, respectively. This interest rate swap is scheduled to mature in February 2008.

[3]

Current cash income tax is expected to be between $13 million and $15 million, reflecting the benefit of available tax NOLs and excess tax depreciation and amortization from capital expenditures in recent years and planned levels for 2007.